Exhibit 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of June 5, 2024 (the “Effective Date”), by and between Wolf Schubert (“Employee”) and SharonAI Operations LLC, a Delaware limited liability company (the “Company,” and together with Employee, the “Parties”).

RECITALS

WHEREAS, Employee desires to be employed by the Company and the Company desires to employ Employee, subject to the terms and conditions as set forth herein.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Employment Position and Duties. Employee’s employment with the Company shall be subject to the following:

(a) Subject to the terms of this Agreement, the Company hereby agrees to employ Employee as Chief Executive Officer (“CEO”), reporting to the board of directors of the Company (the “Board”). As the CEO, Employee shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board, which duties, authority, and responsibilities are consistent with the Employee’s position. Except as specifically set forth herein, Employee shall abide by the Company’s general employment policies and practices (as may be amended from time to time by the Company or as required to remain in compliance with applicable law); provided, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

(b) Employee agrees that Employee will devote Employee’s full time and best efforts, energies, and talents to performing Employee’s duties hereunder and as assigned, faithfully and efficiently.

2. Employment Term. Unless sooner terminated pursuant to Section 9 of this Agreement, the term of Employee’s employment shall commence on the Effective Date and shall end one year thereafter; provided that, on such anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least ninety (90) days’ prior to the applicable Renewal Date. The period during which the Employee is employed by the Company hereunder is hereinafter referred to as the “Employment Term”.

3. Compensation.

(a) Base Salary. The Company shall pay Employee an annual base salary of Two Hundred Thousand Dollars ($200,000) (the “Annual Base Salary”), payable in accordance with the Company’s normal payroll practices. The Annual Base Salary shall be reviewed no less than once annually by the Company and may be increased from time to time in the Company’s sole discretion, but may not be decreased. The Annual Base Salary shall also be increased (unless it is already equal to or greater than such amount, in which case it will not change) to: (i) Two Hundred Twenty Thousand Dollars ($220,000) upon satisfaction of Condition 1 (as defined below); (ii) Three Hundred Thousand Dollars ($300,000) upon satisfaction of Condition 2 (as defined below); and (iii) Four Hundred Thousand Dollars ($400,000) upon satisfaction of Condition 3 (as defined below). Employee acknowledges and understands that the hours demanded of Employee will vary or fluctuate, depending on a myriad of contingent factors such as event schedules, seasonal demands, operational requirements, and unforeseen crises and lulls, and that Employee’s Base Salary is intended to compensate Employee for all hours worked, regardless of the days on which the hours are worked and the actual number of such hours. Employee understands and agrees that Employee is an exempt employee under applicable state law and the Fair Labor Standards Act of 1938.

(b) Equity Awards. In consideration of Employee entering into this Agreement and as an inducement to join the Company, at the first meeting of the Board of Directors of Parent occurring after the Effective Date, Parent will grant the equity awards set forth on Exhibit A to Employee. The number of shares underlying each of the respective equity awards shall be derived by dividing the grant date fair value of the award by the fair market value of a share of Parent Common Stock, par value $0.0001 (the “Common Stock”), on the applicable date of grant. These awards shall be subject to the terms and conditions of the SharonAI Inc. 2024 Omnibus Equity Incentive Plan and an award agreement. The per share fair market value of a share of Common Stock shall be reasonably determined by the Board of Directors of the Parent and for the avoidance of doubt, such valuation shall be determined in conformance with Treasury Regulation 1.409A-1(b)(5)(iv)(B). All other terms and conditions of such awards shall be governed by the terms and conditions of Parent’s equity incentive plan, if applicable, and the applicable award agreements.

4. Benefits; Paid Time Off and Expense Reimbursement.

(a) Benefits. Employee shall be eligible to receive benefits and participate in any benefit program or plan made available by the Company from time to time to other management-level employees, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan or program, and subject to the Company’s right to amend, terminate or take other similar action with respect to the plan or program. The Company reserves the right to change, modify, or eliminate insurance benefits or plans or its policy with respect to premium payment at any time in accordance with applicable law.

(b) Personal Time Off. Employee shall be eligible to earn Paid Time Off (“PTO”) in accordance with the Company’s policies, as may be amended from time to time.

(c) Expense Reimbursement. Employee shall be eligible to receive reimbursement from the Company for all reasonable business expenses incurred by Employee in performing Employee’s duties hereunder in accordance with the Company’s policy as the Company may establish from time to time. Employee shall be required to present expense statements or such other supporting information as the Company may require.

(d) Legal Fees Incurred in Negotiating the Agreement. The Company shall pay or the Employee shall be reimbursed for the Employee’s reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of $5,000, provided that, any such payment shall be made on or before March 15 of the calendar year immediately following the Effective Date.

5. Protective Covenants: Non-Compete, Non-Solicitation, Confidentiality and Non-Disparagement. In consideration of the compensation benefits and agreements provided for pursuant to Employee’s employment, Employee’s access to confidential information and trade secrets, and Employee’s eligibility for equity, each serving as sufficient consideration, Employee agrees to the following covenants and their terms. Employee agrees that Employee would not be eligible for employment with the Company, access to confidential information and trade secrets, and/or equity but for Employee signing this Agreement, and this Agreement is supported by good and valuable consideration to which Employee is not otherwise entitled.

(a) Non-Compete. Employee covenants and agrees that, during Employee’s employment and for a period of twelve (12) months following Employee’s last day of employment with the Company, Employee shall not: (a) engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below); or (b) assist anyone else in engaging in Competitive Activity within the Prohibited Territory. “Competitive Activity” means competing against the Company or its affiliates by doing any of the following in a Prohibited Territory for an entity engaged in the Business (as defined below): (a) performing the same or similar work as Employee performed on behalf of the Company or any of its affiliates at any time during the last twelve (12) months of employment with the Company; (b) performing same or similar work in any executive or upper management capacity; (c) performing work which involves the management or oversight of others who perform duties or services similar to the duties or services Employee performed for the Company or any affiliate of the Company during Employee’s last twelve (12) months of employment with the Company; and/or (d) performing work in any capacity that would risk use of Confidential Information. Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than two (2%) percent of the outstanding shares in a public company shall not constitute, by itself, Competitive Activity. “Business” means: (a) the business of data centers or co-hosting sites; and (b) the business engaged in by the Company as of Employee’s last day of employment with the Company. “Prohibited Territory” means: the state of Pennsylvania. Employee acknowledges and agrees that the Prohibited Territory is appropriate and reasonable considering the scope of the Company’s business in this geographic area and the territory in which the Company and its affiliates established their customer contacts and goodwill.

(b) Customer Non-Solicitation. Employee covenants and agrees that, during Employee’s employment and for a period of twelve (12) months following Employee’s last day of employment with the Company, Employee shall not, directly or indirectly: (a) solicit, encourage, cause or attempt to cause any Restricted Customer to purchase any services or products from any business other than the Company and its affiliates that are competitive with or a substitute for the services or products offered by the Company or its affiliates, (b) sell or provide any services or products to any Restricted Customer that are competitive with or a substitute for the services or products of the Company or any affiliate of the Company; (c) solicit, encourage, cause or attempt to cause any supplier of goods or services to the Company or any affiliate of the Company not to do business with or to reduce any part of its business with the Company or any affiliate of the Company; or (d) make any disparaging remarks about the Company or any affiliate of the Company or any of their business, services, affiliates, officers, managers, directors or management employees, whether in writing, verbally, or on any online forum. Notwithstanding the foregoing, nothing herein shall prevent Employee from making or publishing any truthful statement (a) when required by law, subpoena or court order, or at the request of an administrative agency or legislature, (b) in the course of any legal, arbitral, administrative, legislative or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization, (d) in connection with any investigation by the Company, or (e) where a prohibition or limitation on such communication is unlawful. “Restricted Customer” means: (a) any customer of the Company or any affiliate of the Company with whom Employee had contact or communications at any time during Employee’s last twelve (12) months as a Company employee; (b) any customer of the Company of any affiliate of the Company for whom Employee supervised the Company’s or its affiliate’s account or dealings at any time during Employee’s last twelve (12) months as a Company employee; and/or (c) any customer of the Company or any affiliate of the Company about whom Employee obtained any Confidential Information (as defined below) during Employee’s last twelve (12) months as a Company employee.

(c) Employee Non-Solicitation and Non-Raiding. Employee covenants and agrees that during Employee’s employment and for a period of twelve (12) months following Employee’s last day of employment with the Company, Employee shall not, directly or indirectly, recruit, solicit or encourage any employee, independent contractor or any person employed by the Company at any point during Employee’s last twelve (12) months with the Company, with whom Employee worked or about whom Employee had access to Confidential Information, to leave his or her employment or engagement with the Company for a Competitive Activity.

(d) Confidential Information. Employee agrees and acknowledges that the Company and its affiliates have developed Confidential Information at great time and expense and further agrees that the Company will continue to provide Employee with access to Confidential Information and specialized training. Employee covenants and agrees that, except to the extent the use or disclosure of any Confidential Information is required to carry out Employee’s assigned duties with the Company or any of its affiliates, during Employee’s employment with the Company and for two (2) years thereafter: (a) Employee shall keep strictly confidential and not disclose to any person not employed by the Company any Confidential Information; and (b) Employee shall not use for Employee or for any other person or entity any Confidential Information.

i. “Confidential Information” means all confidential, proprietary or business information related to the business of the Company or any of its affiliates that is furnished to, obtained by, or created by Employee during Employee’s employment with the Company and which could be used to harm or compete against the Company or any of its affiliates. Confidential Information includes, by way of illustration, such information relating to: (a) formulae and processes used to calculate and negotiate prices to be charged customers; (b) employee performance metrics and other personnel information; (c) customers, including customer lists, customer lanes, rates, preferences, contact information and billing histories; (d) finances, including financial statements, balance sheets, sales data, forecasts, and cost analyses; (e) plans and projections for business opportunities for new or developing business, including marketing concepts and business plans; (f) research and development activities, technical data, computer files, and software; and (g) operating methods, business processes and techniques, services, products, prices, costs, service performance, and operating results.

ii. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Except as otherwise provided by law, Employee shall provide written notice of any such order to the Manager of the Company within 24 hours of receiving such order where possible, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

iii. Further, Employee understands that nothing in this Agreement, including the foregoing, prevents Employee or an attorney on Employee’s behalf from communicating with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, the Department of Labor, or any other governmental authority, including state and local agencies, and making a report in good faith of possible violations of securities or other laws or regulations to a governmental authority, or cooperating with or participating in a legal proceeding relating to such violations.

iv. Additionally, Employee understands and agrees that nothing in the Confidential Information definition set forth above encompasses (or places any restriction upon Employee’s discussions regarding) employee wages, employee benefits, payroll information and other terms and conditions of employment, nor does anything in this Agreement interfere with in any way, restrict or impede any right any employee may have to engage in activity protected by Section 7 of the National Labor Relations Act without fear of retaliation, and/or any state or local laws protecting, for example, an employee’s right to discuss wages, terms and conditions of employment, etc.

v. Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(e) Intellectual Property. Employee shall promptly and fully disclose all Intellectual Property (as defined below) to the Company, and Employee acknowledges and agrees that all Intellectual Property is the property of the Company. Employee hereby assigns and agrees in the future to assign to the Company Employee’s full right, title and interest in and to all Intellectual Property. Employee agrees to provide during and after the term of this Agreement all further cooperation that the Company determines is desirable to accomplish the complete transfer of the Intellectual Property to the Company. All copyrightable works that Employee creates during Employee’s employment with the Company shall be considered “work made for hire” and shall be owned exclusively by the Company.

i. “Intellectual Property” means any invention, formula, process, discovery, work of authorship, development, design, innovation or improvement made, conceived or first actually reduced to practice by Employee, solely or jointly with others, during Employee’s employment with the Company and that: (a) is developed using the equipment, supplies, facilities or trade secret information of the Company; or (b) relates at the time of conception or reduction to practice to: (i) the business of the Company, (ii) the actual or demonstrably anticipated research or development of the Company, or (iii) any work performed by Employee for the Company. Pursuant to New York Labor Law Section 203-f, any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (b) result from any work performed by the employee for the employer.

6. Reasonableness of Restrictions. Employee acknowledges: (i) that the scope and duration of the restrictions on Employee’s activities under this Agreement (specifically Sections 5(a) through 5(e) and all subparts thereof) are reasonable and necessary to protect the Company’s legitimate business interests; (ii) that Employee will be reasonably able to earn a living without violating the terms of this Agreement; and (iii) the restrictions in this Agreement served as a material inducement to the Company to proceed with Employees hire.

7. Remedies. Employee acknowledges that the Company has a legitimate business interest in preventing Employee from violating this Agreement. Employee further acknowledges that the Company would be immediately and irreparably harmed, and that such harm would not be readily susceptible to measurement in economic terms, or economic compensation would be inadequate, if Employee were to violate the terms of this Agreement or if any of its terms were not specifically enforced. Employee therefore agrees that in the event that Employee violates, threatens to violate, or will inevitably violate any material provision of this Agreement (specifically Sections 5(a) through 5(e)), the Company is entitled to temporary, preliminary and permanent injunctive relief in a court of competent jurisdiction enjoining Employee from committing any violation of those covenants, without the necessity of posting a bond. All remedies available to the Company by reason of a breach by Employee of the provisions of this Agreement are cumulative, none are exclusive, and all remedies may be exercised concurrently or consecutively at the Company’s option. In the event that the Company brings an action to enforce Sections 5(a) through 5(e) of this Agreement, the party who is successful on the merits of such a dispute, as determined by the courts, shall be entitled to an amount equal to all legal fees and such other expenses as reasonably incurred by such prevailing party as a result of or in connection with or arising out of the dispute in addition to any other relief such party may be entitled. The periods of restriction outlined in Sections 5(a) through 5(e) of this Agreement shall be extended for a period equal to any time period that Employee is in violation or breach of such paragraphs.

8. Restrictive Covenants Survive Termination. Notwithstanding any other provision in this Agreement to the contrary, the obligations and liabilities of Employee under Section 5 shall survive the termination of this Agreement without regard to the manner of termination hereof.

9. Termination of Employee’s Employment.

(a) Termination of Employment. Unless the Company and Employee otherwise agree in advance in writing, upon termination of Employee’s employment for any reason, Employee shall be deemed to have immediately resigned from all positions Employee then holds with the Company as of Employee’s last day of employment (the “Termination Date”). Upon termination of Employee’s employment for any reason, the Company shall pay to Employee, pursuant to its standard payroll and expense reimbursement policies, an amount equal to the following: (i) all unpaid Annual Base Salary accrued through the Termination Date, less applicable withholdings and deductions; (ii) any payments/benefits to which Employee is entitled under the express terms of any applicable Company employee benefit plan; and (iii) any unreimbursed valid business expenses for which Employee has submitted (or timely submits) properly documented reimbursement requests in accordance with Company policy (collectively, (i) through (iii) are the “Accrued Benefits”). Employee may also be eligible for other post-employment payments and benefits as provided in this Agreement.

(i) Severance. Notwithstanding any other provision of this Agreement, the Company may terminate Employee’s employment at any time without Cause by providing Employee with thirty (30) days’ advance written notice. In the event the Company terminates Employee’s employment without Cause, in addition to payment of the Accrued Benefits, the Company will pay to Employee his Annual Base Salary for a period equal to nine (9) months, in accordance with the Company’s normal payroll practices in the form of salary continuation payments. In the event the Company provides written notice of its intention not to extend the term of the Agreement at least ninety (90) days’ prior to the first Renewal Date pursuant to Section 2 of this Agreement (which for purposes of clarification, would result in the total Employment Term only being only one (1) year and this sentence shall not apply to decisions to not renew this Agreement in future years), then, in addition to payment of the Accrued Benefits, the Company will pay to Employee his Annual Base Salary for a period equal to six (6) months, in accordance with the Company’s normal payroll practices in the form of salary continuation payments. All payments set forth in this Section 9(a)(i) that are in addition to Accrued Benefits are referred to herein as “Severance Payments”.

(ii) Employee’s right to receive the Severance Payment set forth herein shall be conditioned on the following: (1) Employee must timely execute and not revoke a separation agreement in form and substance prescribed by the Company, which will contain, among other things, a general release of claims in favor of the Company and its affiliates (the “Separation Agreement”); (2) Employee shall fully comply with the terms set forth in Section 5 herein at any time prior to or during the payment of such Severance Payment; and (3) Employee has not filed any unemployment claim that would cause a payment to be made by the Company. No Severance Payment will be made until the Separation Agreement is effective and any revocation period, if applicable, has expired. For the avoidance of doubt, no matter the reason for termination, no payment, amount or compensation is owed or due Employee other than the Accrued Benefits and Severance Payment, assuming Employee is eligible for Severance Payment.

(d) Termination by the Company For Cause. Notwithstanding any other provision of this Agreement, Employee’s employment may be terminated by the Company immediately for Cause, with the exception of the applicable cure period as expressly set forth herein, in which event the Company shall have no further obligations to Employee or liabilities under this Agreement except to pay Employee the Accrued Benefits. “Cause” shall mean (A) Employee is arrested or indicted for any act of theft, fraud, falsification of Company, its affiliate’s or its customers’ documents, misappropriation of funds or other assets of the Company or any affiliate of the Company, breaches of Employee’s fiduciary duties to the Company, or engages in other acts of dishonesty or misconduct involving the property or affairs of the Company or any affiliate of the Company or the carrying out of Employee’s duties; (B) Employee is arrested or indicted for any crime that constitutes a felony (or any state-law equivalent) or that involves moral turpitude, or any violation of any federal, state or foreign securities laws; (C) Employee’s violation of any material Company written policy; (D) Employee’s material breach or non-observance of any of the terms and conditions of this Agreement; (E) Employee’s refusal to follow any lawful instruction issued by the Company; or (F) Employee’s unlawful use (including being under the influence or possession) of illegal drugs on the Company’s premises or while performing Employee’s duties and responsibilities under this Agreement, provided that, for conduct to constitute Cause under factors (C), (D), or (E), the Company first must notify Employee in writing within thirty (30) days of the initial occurrence of the event giving rise to the alleged Cause, and provide Employee with not less than thirty (30) days to cure such purported Cause. In the event that the alleged Cause remains uncured after the thirty (30) day cure period, the Company may terminate Employee’s employment for Cause. Any such cure period does not apply to Employee’s breach of the covenants set forth in Section 5 of this Agreement.

10. Representations and Warranties of Employee. Employee hereby warrants and represents that (a) Employee is not bound by any other agreement or subject to any other restriction which would either prevent Employee from entering into this Agreement or from performing Employee’s duties as contemplated hereunder; (b) Employee has no obligations or commitments inconsistent with the terms of this Agreement or with Employee’s undertaking an employment relationship with the Company; and (c) Employee will not enter into any agreement or engage in any outside activity which would conflict with this Agreement or which would otherwise interfere with Employee’s duties hereunder. Employee agrees that Employee will promptly inform the Company if Employee becomes aware of any fact that would cause Employee’s representations and warranties above to be false.

11. Arbitration and Equitable Relief. In consideration of the Company continuing to employ Employee and the wages and benefits provided under this Agreement, Employee and the Company each agree that all claims arising out of or relating to Employee’s employment, including its termination, shall be resolved by binding arbitration in New York, New York. This Agreement expressly does not prohibit either party from seeking injunctive or similar relief in a court of competent jurisdiction as may be necessary to protect their respective rights and interests related to a breach or threatened breach of the protective covenants contained herein or related actions concerning trade secrets and related claims.

The dispute will be arbitrated in accordance with the rules of the American Arbitration Association and its Employment Arbitration Rules and Mediation Procedures (as amended). The parties agree to bear their own attorneys’ fees, costs and expenses in connection with the arbitration in accordance with applicable law. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable fees and costs to the prevailing party, under the standards for an award of fees provided by law. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims or within one year of the conduct that forms the basis of the claim if no statutory limitation is applicable. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. With respect to any claims for sexual harassment or sexual assault as well as any claims related thereto (‘Excludable Claims’), Employee may elect to avoid enforcement of the duty to arbitrate and class action waiver in this agreement/policy. However, should Employee file a lawsuit alleging both Excludable Claims and claims unrelated to the sexual harassment or sexual assault claims (‘Unrelated Claims’), the Parties agree the duty to arbitrate and class action waiver still governs the Unrelated Claims. Employee may not elect to avoid enforcement of the duty to arbitrate and class action waiver in this agreement/policy as to the Unrelated Claims. The Parties agree to cooperate in enforcing this agreement/policy as to the Unrelated Claims, e.g., severing the Unrelated Claims and pursuing them in arbitration.

This pre-dispute resolution agreement will cover all matters directly or indirectly related to Employee’s recruitment, hiring, employment with or termination from the Company, except as expressly set forth herein as relates to the Parties’ ability to seek injunctive relief in a court of competent jurisdiction. THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO BRING SUCH CLAIMS IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL. THE PARTIES ALSO AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN THEIR INDIVIDUAL CAPACITIES, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS, REPRESENTATIVE OR COLLECTIVE PROCEEDING.

12. Rights Cumulative. The rights and remedies provided herein are cumulative, and the exercise of any right or remedy, whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive the right to exercise any or all other rights and remedies.

13. Successors and Assigns. This Agreement may not be assigned by Employee; provided, however, that Employee’s rights to payments hereunder shall, upon Employee’s death, inure to the benefit of Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall inure to the benefit of and may be assigned by the Company to the successors and assigns of the Company, and Employee expressly consents herein to any such assignment without requiring further consent at the time of assignment.

14. No Oral Modification or Waiver. No provision of this Agreement may be modified, waived, or discharged unless agreed to in writing by both parties hereto. The failure of a party to insist upon strict adherence to any term, condition or other provision of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term, condition or other provision of this Agreement.

15. Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Company or Employee, as applicable, at the address set forth below:

If to Company:	SharonAI C/- First Equity 30 3/44 Miller Street, North Sydney, NSW AUS 2060

If to Employee:	Wolf Schubert 1150 Park Avenue Apt 3A New York, NY 10128

16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to its conflict of laws provisions.

17. Taxes; Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, Employee agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto if arising or resulting from any action or omission of Employee, or from information provided by Employee. The intent of the Parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collective, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall the Company or any affiliate be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Code Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

18. Severability. Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement. If a court of competent jurisdiction or an arbitration panel determines that any provision contained in Section 5 is invalid, illegal, or incapable of being enforced, then the Parties request that such court or panel modify such provision by “blue-penciling,” modifying, reforming or otherwise in order to render such provision valid, legal, or capable of being enforced and then enforce the provision as modified.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

20. Survival. Expiration of this Agreement or termination of this Agreement, whether initiated by the Company or Employee, shall not affect Employee’s continuing obligations under this Agreement, including but not limited to the terms contained in Section 5 of this Agreement.

21. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

22. Acknowledgement of Employee. Employee acknowledges that Employee has had the opportunity to consult legal counsel in regard to this Agreement, that Employee has read and understands this Agreement, that Employee is fully aware of its legal effect, and that Employee has entered into it freely and voluntarily and based on Employee’s own judgment and not on any representations, understandings, or promises other than those contained in this Agreement. Employee further acknowledges and agrees that this Agreement supersedes and replaces in its entirety each and any written or oral employment agreement entered into between the Company and Employee prior to the date hereof, which agreement shall terminate and have no further force and effect upon the Effective Date (unless sooner terminated by its terms or pursuant to a separate written agreement).

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EMPLOYEE	COMPANY

/s/ Wolf Schubert	By:	/s/ James Manning
Wolf Schubert	Name:	James Manning
	Title:	Director

Exhibit A

Equity Awards

“Condition 1”: Oversee a capital raise of the Company or the Company’s parent company, SharonAI, Inc. (“Parent”) of $2,000,000 or more.

“Condition 2”: Oversee a capital raise of the Company or Parent of $10,000,000 or more, which is in addition to the capital raise satisfying Condition 1.

“Condition 3”: (a) Any listing of the Company’s or Parent’s equity securities on The Nasdaq Stock Market or the New York Stock Exchange (a “Public Listing”), (b) a business combination with a “special purpose acquisition company” or “blank check” company, if immediately thereafter the Company’s or Parent’s equity securities, or the equity securities received in exchange for the Company’s or Parent’s equity securities, are listed on The Nasdaq Stock Market or the New York Stock Exchange (a “Merger”); or (c) a sale of in a single transaction or multiple related transactions of all or a majority of the Company’s or Parent’s voting equity securities (based on the voting power of such securities) by the holders of Company’s or Parent’s voting equity securities, as applicable, to non-affiliated parties or substantially all of the assets of the Company or Parent (a “Sale Event”); or (d) oversee a private capital raise of the Company or Parent of $25,000,000 or more, which is in addition to the capital raises satisfying Conditions 1 and 2.

“Condition 4”: The equity valuation of the Company or Parent exceeds $100,000,000 either (a) based on a private capital raise post-money, or (b) based on the listed or merged Company or Parent’s daily closing price for 30 consecutive trading days.

Any combination of Conditions 1, 2, 3 and 4 may be satisfied concurrently through one or more capital raises. For illustration only, a single capital raise of $37,000,000 at a $100,000,000 post-money valuation would satisfy all four Conditions.

1.	Award No. 1

a.	Type: Stock Option or Restricted Stock Unit, at the discretion of the Company.

b.	Amount: Equivalent to 0.5% of the equity post-money valuation of all classes of equity of the Company or Parent, as applicable, immediately following based on the capital raise that satisfied Condition 1.

c.	Vesting: Upon the earlier of (i) the first anniversary of completion/satisfaction of Condition 1 set forth above, and (ii) the completion/satisfaction of Condition 3(a) or 3(b) set forth above subject to the Employee’s continued employment through the applicable vesting date. Notwithstanding the foregoing, in the event that the Employee’s employment is terminated by the Company without Cause, or not renewed by the Company pursuant to Section 2 of this agreement, on a date following satisfaction of the performance condition but prior to satisfying any additional time-based condition, such award shall immediately vest in full upon the date the Employee’s employment ceases.

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2.	Award No. 2

a.	Type: Stock Option or Restricted Stock Unit, at the discretion of the Company

b.	Amount: Equivalent to 1.5% of the equity post-money valuation of all classes of equity of the Company or Parent, as applicable, immediately following based on the capital raise that satisfied Condition 2.

c.	Vesting: Upon the earlier of (i) the first anniversary of completion/satisfaction of Condition 2 set forth above, and (ii) the completion/satisfaction of Condition 3(a) or 3(b) set forth above subject to the Employee’s continued employment through the applicable vesting date. Notwithstanding the foregoing, in the event that the Employee’s employment is terminated by the Company without Cause, or not renewed by the Company pursuant to Section 2 of this agreement, on a date following satisfaction of the performance condition but prior to satisfying any additional time-based condition, such award shall immediately vest in full upon the date the Employee’s employment ceases.

3.	Award No. 3

a.	Type: Stock Option or Restricted Stock Unit, at the discretion of the Company

b.	Amount: (a) Equivalent to 2.0% of the equity of all classes of equity of the Company or Parent, as applicable based on the Company or Parent’s market capitalization at the time of the Public Listing or Merger; or (b) 2.0% of the sales proceeds to the equity holders; or (c) 2.0% of the equity post-money valuation based on the capital raise; in all cases that satisfied Condition 3.

c.	Vesting: Upon the earlier of (i) 18 months after the completion of a Public Listing or Merger, and (ii) upon a Sale Event if the completion/satisfaction of Condition 3(a) or 3(c) set forth above was accomplished by completing a Public Listing or a Merger or a private capital raise subject to the Employee’s continued employment through the applicable vesting date. Notwithstanding the foregoing, in the event that the Employee’s employment is terminated by the Company without Cause, or not renewed by the Company pursuant to Section 2 of this agreement, on a date following satisfaction of the performance condition but prior to satisfying any additional time-based condition, such award shall immediately vest in full upon the date the Employee’s employment ceases.

4.	Award No. 4

a.	Type: Stock Option or Restricted Stock Unit, at the discretion of the Company

b.	Amount: Equivalent to 1.0% of (a) the equity post-money valuation of all classes of equity of the Company or Parent, as applicable, based on the capital raise that satisfied Condition 4; or (b) the average public market capitalization of the listed or merged Company or Parent over 30 consecutive daily closes that satisfied Condition 4.

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c.	Vesting: Upon the earlier of (i) the first anniversary of completion/satisfaction of Condition 4 set forth above, and (ii) the completion/satisfaction of Condition 3(a) (if subsequently satisfied) or 3(b) set forth above subject to the Employee’s continued employment through the applicable vesting date. Notwithstanding the foregoing, in the event that the Employee’s employment is terminated by the Company without Cause, or not renewed by the Company pursuant to Section 2 of this agreement, on a date following satisfaction of the performance condition but prior to satisfying any additional time-based condition, such award shall immediately vest in full upon the date the Employee’s employment ceases.

Bands: In the case of Conditions 1, 2 and 3, for amounts raised between 25% and 150% of the stated capital raise amounts, the award amount scales proportionately up or down, with zero below 25% and capped above 150%. For the avoidance of doubt, additional raises can top off the awards (for illustration only, raise only $5mm for Condition 2, get 0.75%, but if another $5mm is raised get another 0.75% for the full 1.5%).

Floor Valuations: In the case of Conditions 1, 2 and 3, (i) the minimum post-money valuation required to satisfy Condition 1 is $15,000,000; (ii) the minimum post-money valuation required to satisfy Condition 2 is $60,000,000; and (iii) the minimum post-money valuation required to satisfy Condition 3(c) is $80,000,000 in all cases unless the Board has explicitly waived the minimum post-money valuation for such condition.

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